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                                                                    EXHIBIT 12.2

PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES

Year ended December 31
Dollars in thousands                                                     1996        1995         1994         1993         1992
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
EARNINGS
Income before taxes and cumulative effect of changes in
   accounting principles                                           $1,527,551    $627,012   $1,209,916   $1,140,487     $787,994
Fixed charges and preferred stock dividends excluding
   interest on deposits                                             1,105,324   1,492,391    1,112,564      712,339      592,902
                                                                  ---------------------------------------------------------------
     Subtotal                                                       2,632,875   2,119,403    2,322,480    1,852,826    1,380,896
Interest on deposits                                                1,428,771   1,551,816    1,159,242    1,005,658    1,546,576
                                                                  ---------------------------------------------------------------
     Total                                                         $4,061,646  $3,671,219   $3,481,722   $2,858,484   $2,927,472
                                                                  ===============================================================

FIXED CHARGES
Interest on notes and debentures                                     $683,744    $620,415     $556,432     $316,031     $201,977
Interest on borrowed funds                                            381,103     834,654      514,133      360,288      353,633
Amortization of notes and debentures                                      816         927        1,761        1,418        1,505
Interest component of rentals                                          29,839      31,283       32,247       26,491       25,739
Distributions on Mandatorily Redeemable Capital
    Securities of Subsidiary Trust                                      1,391
Preferred stock dividend requirements                                   8,431       5,112        7,991        8,111       10,048
                                                                  ---------------------------------------------------------------
     Subtotal                                                       1,105,324   1,492,391    1,112,564      712,339      592,902
Interest on deposits                                                1,428,771   1,551,816    1,159,242    1,005,658    1,546,576
                                                                  ---------------------------------------------------------------
     Total                                                         $2,534,095  $3,044,207   $2,271,806   $1,717,997   $2,139,478
                                                                  ===============================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
   PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                                           2.38x       1.42x        2.09x        2.60x        2.33x
Including interest on deposits                                           1.60        1.21         1.53         1.66         1.37
=================================================================================================================================
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